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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                                   EXHIBIT 21
                       LIST OF THE COMPANY'S SUBSIDIARIES


1)   Church & Dwight Ltd./Ltee
     Incorporated in Canada

2)   C & D Chemical Products, Inc.
     Incorporated in the State of Delaware,
     D/B/A Armand Products Company, a Partnership

3)   DeWitt International Corporation
     Incorporated in the State of Delaware

4)   Brotherton Speciality Products Ltd.
     Incorporated in the United Kingdom

5)   Industrias Bicarbon De Venezuela, S.A. - Ceased operation December 1998

6)   Quimica Geral do Nordeste S.A. (QGN)
     Incorporated in Brazil (40% Interest)


     The Company's remaining subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 1998.


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